                                                                    EXHIBIT 10.1

        SALARY CONTINUATION AGREEMENT BETWEEN CFBANK AND DAVID C. VERNON

                                     CFBANK
                          SALARY CONTINUATION AGREEMENT

      THIS SALARY CONTINUATION AGREEMENT (the "AGREEMENT") is adopted as of this 25th day of May, 2004, by and between CFBANK, a federally-chartered savings association located in Fairlawn, Ohio (the "COMPANY"), and David C. Vernon (the "EXECUTIVE").

      The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time. The Company will pay the benefits from its general assets.

The Company and the Executive agree as provided in this Agreement.

                                    ARTICLE 1
                                   DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 "ACCRUAL BALANCE" means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles ("GAAP"), for the Company's obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 ("APB 12") as amended by Statement of Financial Accounting Standards Number 106 ("FAS 106") and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance, in the sole discretion of the Board of Directors of the Company. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported by the Company to the Executive on SCHEDULE A.

1.2 "BENEFICIARY" means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, as determined under Article 4.

1.3 "BENEFICIARY DESIGNATION FORM" means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4   "CHANGE OF CONTROL" means:

      1.4.1 the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50% of the Company's outstanding voting common stock followed within 12 months by the Executive's Termination of Employment for reasons other than death, Disability or retirement; or

      1.4.2 such definition of Change of Control hereafter promulgated by the Secretary of the Treasury or other authorized regulatory body in which case such definition shall supersede any other definition of Change of Control in this Agreement and shall control the terms of this Agreement.

1.5 "CLAIMANT" means an Executive or Beneficiary who has not received benefits under the Agreement that he or she believes should be paid.

1.6   "CODE" means the Internal Revenue Code of 1986, as amended.

1.7   "COMPANY" means Central Federal Corporation, a Delaware corporation.

1.8   "DISABILITY" means:

      1.8.1 the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled, and the Executive must submit proof to the Plan Administrator of the carrier's or Social Security Administration's determination upon the request of the Plan Administrator; or

      1.8.2 any definition of Disability published by the Secretary of the Treasury or any other authorized regulatory body, in which case such definition shall supersede any other definition of Disability in this Agreement and shall control the terms of this Agreement.

1.9 "DISCOUNT RATE" means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.10 "EARLY TERMINATION" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control. Further, the term "EARLY TERMINATION DATE" means the month, day and year in which such Early Termination occurs.

1.11  "EFFECTIVE DATE" means June 1, 2004.

1.12 "EXCESS PARACHUTE PAYMENT" has the meaning described in Section 280G of the Code, as amended from time to time.

1.13  "NORMAL RETIREMENT AGE" means the Executive's 66th birthday.

1.14 "NORMAL RETIREMENT DATE" means the later of the Executive reaching his Normal Retirement Age or the Termination of Employment of the Executive.

1.15  "PLAN ADMINISTRATOR" means the plan administrator described in Article 8.

1.16  "PLAN YEAR" means each 12-month period commencing on the Effective Date.

1.17 "SPECIFIED EMPLOYEE" is, for purposes of Section 2.2.3, a key employee (as defined in section 416(i) of the Code, as amended) of a corporation the stock in which is publicly traded on an established securities market or otherwise.

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

1.18  "TERMINATION FOR CAUSE" has that meaning set forth in Article 5.

1.19 "TERMINATION OF EMPLOYMENT" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

                                    ARTICLE 2
                            BENEFITS DURING LIFETIME

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

      2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $25,000.

      2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Date and continuing on the first day of the month thereafter until paid in full. The annual benefit, as provided hereunder, shall be paid to the Executive for a period of twenty (20) years and shall be paid without interest.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

      2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Benefit set forth on Schedule A for the Plan Year during which the Early Termination Date occurs. This benefit, as provided in Schedule A, is determined by vesting the Executive in 100% of the then existing Accrual Balance for the Plan Year during which the Early Termination Date occurs in accordance with Schedule A.

      2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 consecutive equal monthly installments commencing with the first day of the month following the Executive's Normal Retirement Age and continuing on the first day of the month thereafter until paid in full. The annual benefit, as provided hereunder, shall be paid to the Executive for a period of twenty
            (20) years and shall be paid without interest.

      2.2.3 Restriction on Timing of Payment. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, payment under this Section 2.2 may not be made earlier than six months after the date of the Early Termination.

2.3 Disability Benefit. Upon Termination of Employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

      2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A for the Plan Year during which the Termination of Employment occurs. This benefit, as provided in Schedule A, is determined by vesting the Executive in 100% of the then existing Accrual Balance for the Plan Year during which the Termination of Employment occurs in accordance with Schedule A.

      2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 consecutive equal monthly installments commencing with the first day of the month following the Executive's Normal Retirement Age and continuing on the first day of the month thereafter until paid in full. The annual benefit, as provided hereunder, shall be paid to the Executive for a period of twenty
            (20) years and shall be paid without interest.

2.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

      2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Benefit set forth on Schedule A for the Plan Year during which Termination of Employment occurs. This benefit, as provided in Schedule A, is determined by vesting the Executive in 100% of the Normal Retirement Benefit amount described in Section 2.1.1.

      2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the first day of the month following the Executive's Normal Retirement Age and continuing on the first day of the month thereafter until paid in full. The annual benefit, as provided hereunder, shall be paid to the Executive for a period of twenty (20) years and shall be paid without interest.

      2.4.3 Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, to the extent the amount or timing of any payment(s), if made, under this Section 2.4 would be treated as an Excess Parachute Payment, the Company shall either reduce or delay, in the sole discretion of the Board of Directors, the payment(s) under this Section 2.4 to the extent it would not be an Excess Parachute Payment.

                                    ARTICLE 3
                                 DEATH BENEFITS

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Beneficiary(ies) the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

      3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

      3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Beneficiary(ies) in 12 equal monthly installments commencing on the first day of the month following the Executive's death and continuing on the first day of the month thereafter until paid in full. The annual benefit, as provided hereunder, shall be paid to the Executive for a period of twenty (20) years and shall be paid without interest.

3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Beneficiary(ies) at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

   3.2 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to any benefit payments under
         Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Beneficiary(ies) that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    ARTICLE 4
                                  BENEFICIARIES

4.1 Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary(ies) designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved or otherwise terminated by court order. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5 Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, as determined in the sole discretion of the Plan Administrator, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may obtain or require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive's Beneficiary(ies), as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company's Board of Directors terminates the Executive's employment for:

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

      (a)   Gross negligence or gross neglect of duties to the Company;

      (b) Commission of a felony or of a gross misdemeanor involving moral turpitude;

      (c) Fraud, disloyalty, dishonesty or Willful violation of any law or significant Company policy committed in connection with the significant Company policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Company; or

      (d) Issuance of an order for removal of the Executive by the Company's banking regulators.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two (2) years after the Effective Date. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Company on the Executive's life or otherwise provides any information which invalidates any life insurance policy owned by the Company on the Executive's life.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A Claimant shall make a claim as follows for benefits that he or she believes should have been paid:

      6.1.1 Initiation - Written Claim. The Claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

      6.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to the Claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

      6.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the Claimant in writing of the denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

            (a)   The specific reasons for the denial;

            (b) A reference to the specific provisions of the Agreement on which the denial is based;

            (c) A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

            (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

            (e) A statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

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

6.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

      6.2.1 Initiation - Written Request. To initiate the review, the Claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

      6.2.2 Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits.

      6.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      6.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to the Claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

      6.2.5 Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

            (a)   The specific reasons for the denial;

            (b) A reference to the specific provisions of the Agreement on which the denial is based;

            (c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

            (d) A statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive; provided, however, that if the Company's Board of Directors determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement or determines this Agreement must be amended to comply with any federal, state or local law or regulation concerning the subject matter hereof, the Company may amend or terminate this Agreement without the written agreement of the

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

Executive. Upon such amendment or termination, the Company shall pay benefits to the Executive as if Early Termination occurred on the date of such amendment or termination, regardless whether Early Termination actually occurs. Additionally, the Company may amend this Agreement to conform with written directives to the Company from its banking regulators.

                                    ARTICLE 8
                           ADMINISTRATION OF AGREEMENT

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board of Directors of the Company, at any time, or such committee or person(s) as the Board of Directors shall appoint. The Executive may not vote as a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to:

      8.1.1 make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement; and

      8.1.2 decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

8.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply, and the Executive hereby authorizes the release of, full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

8.6 Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, whether voluntarily or involuntarily.

9.4 Tax Withholding. The Company shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Company's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

9.6 Unfunded Arrangement. The Executive and Beneficiary(ies) are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, whether voluntary or involuntary. Any insurance on the Executive's life is a general asset of the Company to which the Executive and Beneficiary (ies) have no preferred or secured claim. The Company shall retain complete control of any amounts due and owing Executive hereunder and all funds, assets, accumulations and increments shall continue to be part of the general funds of the Company and subject to the general creditors of the Corporation. Executive shall rely solely and exclusively on the unsecured, unfunded promise and contractual obligation of the Company set forth herein.

9.7 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9 Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10 Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13  Notice.

      9.13.1 Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                                   SERP Plan Administrator
                                   Board of Directors
                                   CFBank
                                   2923 Smith Road
                                   Fairlawn, Ohio 44333

      9.13.2 Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

      9.13.3 Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:                                    COMPANY:

                                              CFBANK

/s/ David C. Vernon                           By: /s/ Thomas P. Ash
-------------------                               ---------------------------
David C. Vernon                               Name in Print: Thomas P. Ash
                                              For the Board of Directors

                                   SCHEDULE A

ACCRUAL BALANCE

                 Accrual
Period Ending    Balance
-------------   ---------

    May-05      $  65,306

    May-06        135,333

    May-07        210,423

    May-08        268,715

    May-09        262,172

    May-10        255,156

    May-11        247,633

    May-12        239,566

    May-13        230,916

    May-14        221,640

    May-15        211,694

    May-16        201,029

    May-17        189,593

    May-18        177,330

    May-19        164,181

    May-20        150,081

    May-21        134,962

    May-22        118,750

    May-23        101,366

    May-24         82,725

    May-25         62,737

    May-26         41,304

    May-27         18,321

    May-28              -